Exhibit 8.2

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Idera Pharmaceuticals, Inc.	Milan	Washington, D.C.
167 Sidney Street
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Re:                             Agreement and Plan of Merger, dated as of January 21, 2018

Ladies and Gentlemen:

We have acted as United States special tax counsel to Idera Pharmaceuticals, Inc., a Delaware corporation (“Idera”), in connection with the Agreement and Plan of Merger, dated as of January 21, 2018 (the “Merger Agreement”), by and among BioCryst Pharmaceuticals, Inc., a Delaware corporation (“BioCryst”), Idera, Nautilus Holdco, Inc., a Delaware Corporation (“Holdco”), Island Merger Sub, Inc., a Delaware corporation (“Idera Merger Sub”), a wholly owned subsidiary of Holdco, and Boat Merger Sub, Inc., a Delaware Corporation (“BioCryst Merger Sub”), a wholly owned subsidiary of Holdco, pursuant to which Idera Merger Sub shall be merged with and into Idera, with Idera as the surviving entity, continuing as a wholly owned subsidiary of Holdco (the “Idera Merger”) and BioCryst Merger Sub shall be merged with and into BioCryst, with BioCryst as the surviving entity, continuing as a wholly owned subsidiary of Holdco (together with the Idera Merger, the “Mergers”). This opinion is being delivered in connection with, and as of the date of the declaration of the effectiveness by the Securities and Exchange Commission (the “Commission”) of, the proxy statement/prospectus included in the registration statement on Form S-4 (the “Registration Statement”) filed by Holdco with the Commission. Capitalized terms not defined herein have the meanings specified in the Merger Agreement unless otherwise indicated.

In rendering our opinion, we have examined and, with your consent, are expressly relying upon (without any independent investigation or review thereof) the truth and accuracy of the factual statements, representations and warranties contained in (i) the Merger Agreement (including any Exhibits and Schedules thereto), (ii) the Registration Statement, (iii) the respective tax representation letters of Idera and BioCryst delivered to us for purposes of this opinion (the “Officer’s Certificates”) and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion.

In addition, we have assumed, with your consent, that:

1.              Original documents (including signatures) are authentic, and documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof;

2.              The Mergers will be consummated in the manner contemplated by, and in accordance with the provisions of, the Merger Agreement and the Registration Statement, and the Mergers will be effective under the laws of the State of Delaware;

3.              All factual statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true, complete and correct in all respects and will remain true, complete and correct in all respects up to and including the Effective Time, and no actions have been taken or will be taken which are inconsistent with such factual statements, descriptions or representations or which make any such factual statements, descriptions or representations untrue, incomplete or incorrect at the Effective Time;

4.              Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified or that are based on any person’s “belief,” “expectation” or similar qualification are true, complete and correct in all respects and will continue to be true, complete and correct in all respects at all times up to and including the Effective Time, in each case without such qualification;

5.              The parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement and the Registration Statement; and

6.              There will be no change in applicable U.S. federal income tax law from the date hereof through the Effective Time.

Based upon and subject to the foregoing, and subject to the qualifications and limitations stated in the Registration Statement, it is our opinion that, for U.S. federal income tax purposes, the Mergers together will be treated as an “exchange” described in Section 351 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”).

In addition to the matters set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

1.              This opinion represents our best judgment regarding the application of U.S. federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, but does not address all of the U.S. federal income tax consequences of the Mergers. We express no opinion as to U.S. federal, state, local, foreign or other tax consequences, other than as set forth herein. Our opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the U.S. federal income tax laws.

2.              No opinion is expressed as (i) to any transaction other than the Mergers as described in the Merger Agreement, the Registration Statement and the Officer’s Certificates or (ii) to any transactions whatsoever, including the Mergers, if, to the extent relevant to our opinion, either all the transactions described in the Merger Agreement are not consummated in accordance with the terms of the Merger Agreement and without waiver or breach of any provisions thereof or all of the factual statements, representations, warranties and assumptions upon which we have relied are not true and accurate at all relevant times.

This opinion is rendered in connection with the filing of the Registration Statement. We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm name therein under the captions “U.S. Federal Income Tax Consequences of the Mergers” and “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Latham & Watkins LLP